Exhibit 99.3

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For Inclusion in Form 10-K

Filed with

United States Securities and Exchange Commission

December 31, 2011

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

New York Mortgage Trust, Inc.

We have audited the accompanying consolidated balance sheets of New York Mortgage Trust, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New York Mortgage Trust, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York

March 12, 2012

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Investment securities available for sale, at fair value (including pledged securities of $129,942 and $38,475, respectively)	$200,342	$86,040
Mortgage loans held in securitization trusts (net)	206,920	228,185
Mortgage loans held for investment	5,118	7,460
Investment in limited partnership	8,703	18,665
Cash and cash equivalents	16,586	19,375
Receivable for securities sold	1,133	5,653
Derivative assets	208,218	—
Receivables and other assets	35,685	8,916

Total Assets	$682,705	$374,294

LIABILITIES AND EQUITY
Liabilities:
Financing arrangements, portfolio investments	$112,674	$35,632
Collateralized debt obligations	199,762	219,993
Derivative liabilities	2,619	1,087
Payable for securities purchased	228,300	—
Accrued expenses and other liabilities	8,043	4,095
Subordinated debentures	45,000	45,000

Total liabilities	596,398	305,807

Commitments and Contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value, 400,000,000 authorized, 13,938,273 and 9,425,442, shares issued and outstanding, respectively	139	94
Additional paid-in capital	153,710	135,300
Accumulated other comprehensive income	11,292	17,732
Accumulated deficit	(79,863)	(84,639)

Total stockholders’ equity	85,278	68,487
Noncontrolling interest	1,029	—

Total equity	86,307	68,487

Total Liabilities and Equity	$682,705	$374,294

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except per share data)

	For the Years Ended December 31,
	2011	2010
INTEREST INCOME	$24,291	$19,899

INTEREST EXPENSE:
Investment securities and loans held in securitization trusts	2,946	4,864
Subordinated debentures	1,891	2,473
Convertible preferred debentures	—	2,274

Total interest expense	4,837	9,611

NET INTEREST INCOME	19,454	10,288

OTHER (EXPENSE) INCOME:
Provision for loan losses	(1,693)	(2,230)
Impairment loss on investment securities	(250)	(296)
Income from investments in limited partnership and limited liability company	2,167	496
Realized gain on investment securities and related hedges, net	5,740	5,362
Unrealized loss on investment securities and related hedges, net	(9,657)	—

Total other (expense) income	(3,693)	3,332

General, administrative and other expenses	8,323	7,950
Termination of management contract	2,195	—

Total general, administrative and other expenses	10,518	7,950

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,243	5,670
Income tax expense	433	—

INCOME FROM CONTINUING OPERATIONS	4,810	5,670
Income from discontinued operation – net of tax	63	1,135

NET INCOME	4,873	6,805
Net income attributable to noncontrolling interest	97	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,776	$6,805

Basic income per common share	$0.46	$0.72

Diluted income per common share	$0.46	$0.72

Dividends declared per common share	$1.00	$0.79

Weighted average shares outstanding-basic	10,495	9,422

Weighted average shares outstanding-diluted	10,495	9,422

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollar amounts in thousands)

	For the Years Ended December 31,
	2011	2010
NET INCOME	$4,873	$6,805

OTHER COMPREHENSIVE (LOSS) INCOME
(Decrease) increase in net unrealized gain on available for sale securities	(3,337)	9,106
Reclassification adjustment for net gain included in net income	(3,886)	(5,011)
Increase in fair value of derivative instruments utilized for cash flow hedges	783	1,819

OTHER COMPREHENSIVE (LOSS) INCOME	(6,440)	5,914

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,567)	$12,719

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2011 and 2010

(Dollar amounts in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Non- controlling Interest	Total
Balance, January 1, 2010	$94	$142,519	$(91,444)	$11,818	$—	$62,987
Net income	—	—	6,805	—	—	6,805
Stock issuance	—	225	—	—	—	225
Dividends declared	—	(7,444)	—	—	—	(7,444)
Reclassification adjustment for net gain included in net income	—	—	—	(5,011)	—	(5,011)
Increase in net unrealized gain on available for sale securities	—	—	—	9,106	—	9,106
Increase in fair value of derivative instruments utilized for cash flow hedges	—	—	—	1,819	—	1,819

Balance, December 31, 2010	94	135,300	(84,639)	17,732	—	68,487
Net income	—	—	4,776	—	97	4,873
Stock issuance	45	30,548	—	—	—	30,593
Costs associated with issuance of common stock	—	(686)	—	—	—	(686)
Dividends declared	—	(11,452)	—	—	—	(11,452)
Increase in non-controlling interests related to consolidation of interest in a limited liability company	—	—	—	—	932	932
Reclassification adjustment for net gain included in net income	—	—	—	(3,886)	—	(3,886)
Decrease in net unrealized gain on available for sale securities	—	—	—	(3,337)	—	(3,337)
Increase in fair value of derivative instruments utilized for cash flow hedges	—	—	—	783	—	783

Balance, December 31, 2011	$139	$153,710	$(79,863)	$11,292	$1,029	$86,307

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	For the Years Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$4,873	$6,805
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	126	669
Net accretion on investment securities and mortgage loans held in securitization trusts	5,558	(3,248)
Realized gain on securities and related hedges, net	(5,740)	(5,362)
Unrealized loss on securities and related hedges, net	9,657	—
Impairment loss on investment securities	250	296
Net decrease in loans held for sale	31	32
Provision for loan losses	1,693	2,230
Income from investments in limited partnership and limited liability company	(2,167)	(496)
Interest distributions from investments in limited partnership and limited liability company	1,079	234
Stock issuance	210	225
Changes in operating assets and liabilities:
Receivables and other assets	(2,923)	269
Accrued expenses and other liabilities	767	(1,959)

Net cash provided by (used in) operating activities	13,414	(305)

Cash Flows from Investing Activities:
Restricted cash	(24,326)	1,610
Purchases of investment securities	(291,211)	(5)
Proceeds from sales of investment securities	167,805	46,024
Issuance of mortgage loans held for investment	(2,520)	(7,460)
Proceeds from mortgage loans held for investment	5,004	—
Purchase of investments in limited partnership and limited liability company	(5,322)	(19,359)
Proceeds from investments in limited partnership	10,909	956
Net proceeds on other derivative instruments not designated as qualifying hedges	4,961	—
Principal repayments received on mortgage loans held in securitization trusts	19,950	45,744
Principal paydowns on investment securities - available for sale	19,459	52,174

Net cash (used in) provided by investing activities	(95,291)	119,684

Cash Flows from Financing Activities:
Proceeds from (payments of) financing arrangements	77,042	(49,474)
Stock issuance	30,382	—
Costs associated with stock issuance	(686)	—
Dividends paid	(8,270)	(8,102)
Redemption of convertible preferred debentures	—	(20,000)
Payments made on collateralized debt obligations	(20,312)	(46,950)
Capital contributed by noncontrolling interest	932	—

Net cash provided by (used in) financing activities	79,088	(124,526)

Net Decrease in Cash and Cash Equivalents	(2,789)	(5,147)
Cash and Cash Equivalents - Beginning of Year	19,375	24,522

Cash and Cash Equivalents - End of Year	$16,586	$19,375

Supplemental Disclosure:
Cash paid for interest	$4,669	$9,730

Non-Cash Investment Activities:
Sale of investment securities not yet settled	$1,133	$5,653

Purchase of investment securities not yet settled	$228,300	$—

Transfer of investment securities from investment in limited liability company	$5,463	$—

Non-Cash Financing Activities:
Dividends declared to be paid in subsequent period	$4,878	$1,697

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Organization – New York Mortgage Trust, Inc., together with its consolidated subsidiaries (“NYMT,” the “Company,” “we,” “our” and “us”), is a real estate investment trust, or REIT, in the business of acquiring, investing in, financing and managing primarily mortgage-related assets. Our principal business objective is to generate net income for distribution to our stockholders resulting from the spread between the interest and other income we earn on our interest-earning assets and the interest expense we pay on the borrowings that we use to finance our leveraged assets and our operating costs. We also may opportunistically acquire and manage various other types of mortgage-related and financial assets that we believe will compensate us appropriately for the risks associated with them.

The Company conducts its business through the parent company, NYMT, and several subsidiaries, including special purpose subsidiaries established for loan securitization purposes, taxable REIT subsidiaries (“TRSs”) and qualified REIT subsidiaries (“QRSs”). The Company conducts certain of its portfolio investment operations through one of its wholly-owned TRSs, Hypotheca Capital, LLC (“HC”), in order to utilize, to the extent permitted by law, a portion of a net operating loss carry-forward held in HC that resulted from the Company’s exit from the mortgage lending business. Prior to March 31, 2007, the Company conducted substantially all of its mortgage lending business through HC. The Company utilizes one of its wholly-owned QRSs, RB Commercial Mortgage LLC (“RBCM”), for its investments in multi-family CMBS assets, and, to a lesser extent, other commercial real estate-related debt investments. The Company utilizes another of its wholly-owned QRSs, NYMT-Midway LLC, and one of its wholly-owned TRSs, New York Mortgage Funding, LLC (“NYMF”), for its Agency IO portfolio managed by Midway. The Company consolidates all of its subsidiaries under generally accepted accounting principles in the United States of America (“GAAP”).

The Company is organized and conducts its operations to qualify as a REIT for federal income tax purposes. As such, the Company will generally not be subject to federal income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by the due date of its federal income tax return and complies with various other requirements.

Basis of Presentation – The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements of the Company include the accounts of all subsidiaries; significant intercompany accounts and transactions have been eliminated.

Variable Interest Entities – An entity is referred to as a variable interest entity (“VIE”) if it meets at least one of the following criteria: (1) the entity has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support of other parties; or (2) as a group, the holders of the equity investment at risk lack (a) the power to direct the activities of an entity that most significantly impact the entity’s economic performance; (b) the obligation to absorb the expected losses; or (c) the right to receive the expected residual returns; or (3) have disproportional voting rights and the entity’s activities are conducted on behalf of the investor that has disproportionally few voting rights.

The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the economic performance of the VIE and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE. The Company is required to reconsider its evaluation of whether to consolidate a VIE each reporting period, based upon changes in the facts and circumstances pertaining to the VIE.

Investment Securities Available for Sale – The Company’s investment securities, where the fair value option has not been elected and which are reported at fair value with unrealized gains and losses reported in other comprehensive income (“OCI”), include residential mortgage-backed securities (“RMBS”) that are issued by government sponsored enterprises (“GSE”), which, together with RMBS issued or guaranteed by other GSEs or government agencies, is referred to as “Agency RMBS,” non-Agency RMBS, collateralized loan obligations (“CLOs”) and multi-family commercial mortgage-backed securities (“CMBS”). Our investment securities are classified as available for sale securities. Realized gains and losses recorded on the sale of investment securities available for sale are based on the specific identification method and included in realized gain (loss) on sale of securities and related hedges in the consolidated statements of operations. Purchase premiums or discounts on investment securities are amortized or accreted to interest income over the estimated life of the investment securities using the effective yield method. Adjustments to amortization are made for actual prepayment activity.

When the fair value of an investment security is less than its amortized cost at the balance sheet date, the security is considered impaired. The Company assesses its impaired securities on at least a quarterly basis, and designates such impairments as either “temporary” or “other-than-temporary.” If the Company intends to sell an impaired security, or it is more likely than not that it will be required to sell the impaired security before its anticipated recovery, then it must recognize an other-than-temporary impairment through earnings equal to the entire difference between the investment’s amortized cost and its fair value at the balance sheet date. If the Company does not expect to sell an other-than-temporarily impaired security, only the portion of the other-than-temporary impairment related to credit losses is recognized through earnings with the remainder recognized as a component of other comprehensive income (loss) on the consolidated balance sheet. Impairments recognized through other comprehensive income (loss) do not impact earnings. Following the recognition of an other-than-temporary impairment through earnings, a new cost basis is established for the security, which may not be adjusted for subsequent recoveries in fair value through earnings. However, other-than-temporary impairments recognized through earnings may be accreted back to the amortized cost basis of the security on a prospective basis through interest income. The determination as to whether an other-than-temporary impairment exists and, if so, the amount considered other-than-temporarily impaired is subjective, as such determinations are based on both factual and subjective information available at the time of assessment. As a result, the timing and amount of other-than-temporary impairments constitute material estimates that are susceptible to significant change.

The Company’s investment securities available for sale also includes its investment in a wholly owned account referred to as our Agency IO portfolio. These investments primarily include interest only and inverse interest only securities (collectively referred to as “IOs”) that are guaranteed or issued by a GSE or government agency. The Agency IO portfolio investments include derivative investments not designated as hedging instruments for accounting purposes, with unrealized gains and losses recognized through earnings in the consolidated statements of operations. The Company has elected the fair value option for these investment securities which also measures unrealized gains and losses through earnings in the consolidated statements of operations, as the Company believes this accounting treatment more accurately and consistently reflects their results of operations.

Mortgage Loans Held in Securitization Trusts – Mortgage loans held in securitization trusts are certain adjustable rate mortgage (“ARM”) loans transferred to New York Mortgage Trust 2005-1, New York Mortgage Trust 2005-2 and New York Mortgage Trust 2005-3 that have been securitized into sequentially rated classes of beneficial interests. The Company accounted for these securitization trusts as financings which are consolidated into the financial statements. Mortgage loans held in securitization trusts are carried at their unpaid principal balances, net of unamortized premium or discount, unamortized loan origination costs and allowance for loan losses.

Interest income is accrued and recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. The accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case when payment becomes greater than 90 days delinquent. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Allowance for Loan Losses on Mortgage Loans Held in Securitization Trusts – We establish an allowance for loan losses based on management’s judgment and estimate of credit losses inherent in our portfolio of mortgage loans held in securitization trusts.

Estimation involves the consideration of various credit-related factors including but not limited to, macro-economic conditions, the current housing market conditions, loan-to-value ratios, delinquency status, historical credit loss severity rates, purchased mortgage insurance, the borrower’s current economic condition and other factors deemed to warrant consideration. Additionally, we look at the balance of any delinquent loan and compare that to the current value of the collateralizing property. We utilize various home valuation methodologies including appraisals, broker pricing opinions (“BPOs”), internet-based property data services to review comparable properties in the same area or consult with a realtor in the property’s area.

Comparing the current loan balance to the property value determines the current loan-to-value (“LTV”) ratio of the loan. Generally, we estimate that a first lien loan on a property that goes into a foreclosure process and becomes real estate owned (“REO”), results in the property being disposed of at approximately 84% of the current value. This estimate is based on management’s experience as well as realized severity rates since issuance of our securitizations. This base provision for a particular loan may be adjusted if we are aware of specific circumstances that may affect the outcome of the loss mitigation process for that loan. However, we predominantly use the base reserve number for our reserve. If real estate markets continue to decline, we may adjust our anticipated realization percentage.

Mortgage Loans Held for Investment – Mortgage loans held for investment are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, net of valuation allowances. Interest income is accrued on the principal amount of the loan based on the loan’s contractual interest rate. Amortization of premiums and discounts is recorded using the effective yield method. Interest income, amortization of premiums and discounts and prepayment fees are reported in interest income. Loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Based on the facts and circumstances of the individual loans being impaired, loan specific valuation allowances are established for the excess carrying value of the loan over either: (i) the present value of expected future cash flows discounted at the loan’s original effective interest rate, (ii) the estimated fair value of the loan’s underlying collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or (iii) the loan’s observable market price.

Investment in Limited Partnership – The Company has an equity investment in a limited partnership. In circumstances where the Company has a non-controlling interest but either owns a significant interest or is able to exert influence over the affairs of the enterprise, the Company utilizes the equity method of accounting. Under the equity method of accounting, the initial investment is increased each period for additional capital contributions and a proportionate share of the entity’s earnings and decreased for cash distributions and a proportionate share of the entity’s losses.

Management periodically reviews its investments for impairment based on projected cash flows from the entity over the holding period. When any impairment is identified, the investments are written down to recoverable amounts.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, amounts due from banks and overnight deposits. The Company maintains its cash and cash equivalents in highly rated financial institutions, and at times these balances exceed insurable amounts.

Receivables and Other Assets – Receivables and other assets include restricted cash held by third parties of $25.8 million which includes $16.5 million held in our Agency IO portfolio to be used for trading purposes and $9.1 million held by counterparties as collateral for hedging instruments at December 31, 2011.

Financing Arrangements, Portfolio Investments – Investment securities available for sale are typically financed with repurchase agreements, a form of collateralized borrowing which is secured by the securities on the balance sheet. Such financings are recorded at their outstanding principal balance with any accrued interest due recorded as an accrued expense.

Collateralized Debt Obligations (“CDOs”) – We use CDOs to permanently finance our loans held in securitization trusts. For financial reporting purposes, the ARM loans held as collateral are recorded as assets of the Company and the CDO is recorded as the Company’s debt. The Company has completed four securitizations since inception, the first three were accounted for as a permanent financing and the fourth was accounted for as a sale and accordingly, not included in the Company’s financial statements.

Subordinated Debentures – Subordinated debentures are trust preferred securities that are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities are classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet.

Derivative Financial Instruments – The Company has developed risk management programs and processes, which include investments in derivative financial instruments designed to manage interest rate and prepayment risk associated with its securities investment activities.

Derivative instruments contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. The Company minimizes its risk exposure by limiting the counterparties with which it enters into contracts to banks and investment banks who meet established credit and capital guidelines.

The Company invests in To-Be-Announced securities (“TBAs”) through its Agency IO portfolio. TBAs are forward-settling purchases and sales of Agency RMBS where the underlying pools of mortgage loans are “To-Be-Announced.” Pursuant to these TBA transactions, we agree to purchase or sell, for future settlement, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. For TBA contracts that we have entered into, we have not asserted that physical settlement is probable, therefore we have not designated these forward commitments as hedging instruments. Realized and unrealized gains and losses associated with these TBAs are recognized through earnings in the consolidated statements of operations.

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instruments in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

For instruments that are not designated or qualify as a cash flow hedge, such as our use of U.S. Treasury securities or Eurodollar futures contracts, any realized and unrealized gains and losses associated with these instruments are recognized through earnings in the consolidated statement of operations.

Termination of Hedging Relationships – The Company employs risk management monitoring procedures to ensure that the designated hedging relationships are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value of the hedged item.

Additionally, the Company may elect to un-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge profile and the corresponding hedge relationship. When hedge accounting is discontinued, the Company continues to carry the derivative instruments at fair value with changes recorded in current earnings.

Revenue Recognition – Interest income on our investment securities and on our mortgage loans is accrued based on the outstanding principal balance and their contractual terms. Premiums and discounts associated with investment securities and mortgage loans at the time of purchase or origination are amortized into interest income over the life of such securities using the effective yield method. Adjustments to premium amortization are made for actual prepayment activity.

Interest income on our credit sensitive securities, such as our non-Agency RMBS and certain of our CMBS that were purchased at a discount to par value, is recognized based on the security’s effective interest rate. The effective interest rate on these securities is based on management’s estimate from each security of the projected cash flows, which are estimated based on the Company’s assumptions related to fluctuations in interest rates, prepayment speeds and the timing and amount of credit losses. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on these securities.

Based on the projected cash flows from the Company’s first loss CMBS POs purchased at a discount to par value, a portion of the purchase discount is designated as non-accretable purchase discount or credit reserve, which effectively mitigates the Company’s risk of loss on the mortgages collateralizing such CMBS and is not expected to be accreted into interest income. The amount designated as a credit reserve may be adjusted over time, based on the actual performance of the security, its underlying collateral, actual and projected cash flow from such collateral, economic conditions and other factors. If the performance of a security with a credit reserve is more favorable than forecasted, a portion of the amount designated as credit reserve may be accreted into interest income over time. Conversely, if the performance of a security with a credit reserve is less favorable than forecasted, the amount designated as credit reserve may be increased, or impairment charges and write-downs of such securities to a new cost basis could result.

With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps will be recognized in current earnings.

Other Comprehensive Income (Loss) – Other comprehensive income (loss) is comprised primarily of income (loss) from changes in value of the Company’s available for sale securities, and the impact of deferred gains or losses on changes in the fair value of derivative contracts hedging future cash flows.

Employee Benefits Plans – The Company sponsors a defined contribution plan (the “Plan”) for all eligible domestic employees. The Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The Company made no contributions to the Plan for the years ended December 31, 2011 and 2010.

Stock Based Compensation – Compensation expense for equity based awards is recognized over the vesting period of such awards, based upon the fair value of the stock at the grant date.

Income Taxes – The Company operates so as to qualify as a REIT under the requirements of the Internal Revenue Code. Requirements for qualification as a REIT include various restrictions on ownership of the Company’s stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 90% of its taxable income to its stockholders of which 85% plus any undistributed amounts from the prior year must be distributed within the taxable year in order to avoid the imposition of an excise tax. Distribution of the remaining balance may extend until timely filing of the Company’s tax return in the subsequent taxable year. Qualifying distributions of taxable income are deductible by a REIT in computing taxable income.

HC and NYMF are TRSs and therefore subject to federal and state income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base upon the change in tax status. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accounting Standards Codification Topic 740 Accounting for Income Taxes (“ASC 740”) provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. In situations involving uncertain tax positions related to income tax matters, we do not recognize benefits unless it is more likely than not that they will be sustained. ASC 740 was applied to all open taxable years as of the effective date. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based on factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. The Company will recognize interest and penalties, if any, related to uncertain tax positions as income tax expense.

Earnings Per Share – Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

A Summary of Recent Accounting Pronouncements Follows:

Receivables (ASC 310)

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 clarifies whether loan modifications constitute troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of ASU 2011-02 did not have an effect on our financial condition, results of operations and disclosures.

Transfers and Servicing (ASC 860)

In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements (“repos”) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. In a typical repo transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. FASB Accounting Standards Codification (“Codification”) Topic 860, Transfers and Servicing, prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repo agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets. The amendments to the Codification in this ASU are intended to improve the accounting for these transactions by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. We do not expect the adoption of ASU 2011-03 to have an effect on our financial condition, results of operations and disclosures.

Fair Value Measurements (ASC 820)

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The amendments in this ASU are required to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011. We do not expect the adoption of ASU 2011-04 to have a significant effect on our financial condition, results of operations and disclosures.

Comprehensive Income (ASC 220)

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which amends current comprehensive income guidance. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. However, in December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which deferred the guidance on whether to require entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement where net income is presented and the statement where other comprehensive income is presented for both interim and annual financial statements. ASU 2011-12 reinstated the requirements for the presentation of reclassifications that were in place prior to the issuance of ASU 2011-05 and did not change the effective date for ASU 2011-05. The amendments in ASU 2011-05 and ASU 2011-12 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and should be applied retrospectively. The early adoption of this guidance during 2011 did not have a significant impact on our financial position, results of operations and disclosures as it only required a change in the format of the current presentation.

Balance Sheet (ASC 210)

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The update requires new disclosures about balance sheet offsetting and related arrangements. For derivatives and financial assets and liabilities, the amendments require disclosure of gross asset and liability amounts, amounts offset on the balance sheet, and amounts subject to the offsetting requirements but not offset on the balance sheet. The guidance is effective January 1, 2013 and is to be applied retrospectively. The adoption of ASU 2011-11 will have an effect on our disclosures but we do not expect the adoption to have an effect on our financial condition or results of operations.

2.	Investment Securities Available For Sale

Investment securities available for sale consist of the following as of December 31, 2011 (dollar amounts in thousands):

	Amortized Costs	Unrealized Gains	Unrealized Losses	Carrying Value
Agency RMBS	$139,639	$2,327	$(9,509)	$132,457
CMBS	42,221	128	(1,164)	41,185
Non Agency RMBS	5,156	—	(1,211)	3,945
CLOs	10,262	12,493	—	22,755

Total	$197,278	$14,948	$(11,884)	$200,342

Securities included in investment securities available for sale as part of our Agency IO portfolio that are measured at fair value through earnings consist of the following as of December 31, 2011 (dollar amounts in thousands):

	Amortized Costs	Unrealized Gains	Unrealized Losses	Carrying Value
Interest only securities included in Agency RMBS:
Federal National Mortgage Association (“Fannie Mae”)	$31,079	$490	$(3,908)	$27,661
Federal Home Loan Mortgage Corporation (“Freddie Mac”)	19,477	142	(2,554)	17,065
Government National Mortgage Association (“Ginnie Mae”)	21,656	304	(3,004)	18,956

Total	$72,212	$936	$(9,466)	$63,682

Investment securities available for sale consist of the following as of December 31, 2010 (dollar amounts in thousands):

	Amortized Costs	Unrealized Gains	Unrealized Losses	Carrying Value
Agency RMBS (1)	$45,865	$1,664	$—	$47,529
Non Agency RMBS	10,071	80	(1,166)	8,985
CLOs	11,286	18,240	—	29,526

Total	$67,222	$19,984	$(1,166)	$86,040

(1)	Agency RMBS includes only Fannie Mae issued securities at December 31, 2010.

During the year ended December 31, 2011, the Company received total proceeds of approximately $20.8 million, realizing approximately $5.0 million of profit before incentive fee, from the sale of certain CLO investments, certain Agency RMBS and U.S. Treasury securities. During the year ended December 31, 2010, the Company received total proceeds of approximately $46.0 million, realizing approximately $5.0 million of profit before incentive fee, from the sale of certain Agency RMBS and non-Agency RMBS.

Actual maturities of our available for sale securities are generally shorter than stated contractual maturities (which range up to 36.0 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As of December 31, 2011 and 2010, the weighted average life of the Company’s available for sale securities portfolio is approximately 5.24 years.

The following tables set forth the stated reset periods of our investment securities available for sale at December 31, 2011 (dollar amounts in thousands):

	Less than 6 Months	More than 6 Months To 24 Months	More than 24 Months	Total
	Carrying Value	Carrying Value	Carrying Value	Carrying Value
Agency RMBS	$74,983	$29,210	$28,264	132,457
CMBS	—	—	41,185	41,185
Non-Agency RMBS	3,945	—	—	3,945
CLO	22,755	—	—	22,755

Total	$101,683	$29,210	$69,449	$200,342

The following tables set forth the stated reset periods of our investment securities available for sale at December 31, 2010 (dollar amounts in thousands):

	Less than 6 Months	More than 6 Months To 24 Months	More than 24 Months	Total
	Carrying Value	Carrying Value	Carrying Value	Carrying Value
Agency RMBS	$25,816	$5,313	$16,400	$47,529
Non-Agency RMBS	8,985	—	—	8,985
CLO	29,526	—	—	29,526

Total	$64,327	$5,313	$16,400	$86,040

The following table presents the Company’s investment securities available for sale in an unrealized loss position reported through OCI, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	Less than 12 Months		Greater than 12 months		Total
December 31, 2011	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses
Agency RMBS	$13,718	$43	$—	$—	$13,718	$43
CMBS	13,396	1,164	—	—	13,396	1,164
Non-Agency RMBS	—	—	3,944	1,211	3,944	1,211

Total	$27,114	$1,207	$3,944	$1,211	$31,058	$2,418

	Less than 12 Months		Greater than 12 months		Total
December 31, 2010	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses
Non-Agency RMBS	$—	$—	$6,436	$1,166	$6,436	$1,166

Total	$—	$—	$6,436	$1,166	$6,436	$1,166

As of December 31, 2011, the Company recognized a $0.3 million other-than-temporary impairment through earnings. As of December 31, 2010, the Company did not have unrealized losses in investment securities that were deemed other-than-temporary.

3.	Mortgage Loans Held in Securitization Trusts and Real Estate Owned

Mortgage loans held in securitization trusts (net) consist of the following at December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	December 31,
	2011	2010
Mortgage loans principal amount	$208,934	$229,323
Deferred origination costs – net	1,317	1,451
Reserve for loan losses	(3,331)	(2,589)

Total	$206,920	$228,185

Allowance for Loan losses – The following table presents the activity in the Company’s allowance for loan losses on mortgage loans held in securitization trusts for the years ended December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	Years ended December 31,
	2010	2010
Balance at beginning of period	$2,589	$2,581
Provisions for loan losses	1,380	1,560
Transfer to real estate owned	(192)	(564)
Charge-offs	(446)	(988)

Balance at the end of period	$3,331	$2,589

On an ongoing basis, the Company evaluates the adequacy of its allowance for loan losses. The Company’s allowance for loan losses at December 31, 2011 was $3.3 million, representing 159 basis points of the outstanding principal balance of loans held in securitization trusts as of December 31, 2011, as compared to 113 basis points as of December 31, 2010. As part of the Company’s allowance for loan adequacy analysis, management will assess an overall level of allowances while also assessing credit losses inherent in each non-performing mortgage loan held in securitization trusts. These estimates involve the consideration of various credit related factors, including but not limited to, current housing market conditions, current loan to value ratios, delinquency status, borrower’s current economic and credit status and other relevant factors.

Real Estate Owned – The following table presents the activity in the Company’s real estate owned held in securitization trusts for the years ended December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	December 31,
	2011	2010
Balance at beginning of period	$740	$546
Write downs	(87)	(193)
Transfer from mortgage loans held in securitization trusts	698	1,398
Disposal	(897)	(1,011)

Balance at the end of period	$454	$740

Real estate owned held in securitization trusts are included in receivables and other assets on the balance sheet and write downs are included in provision for loan losses in the statement of operations for reporting purposes.

All of the Company’s mortgage loans and real estate owned held in securitization trusts are pledged as collateral for the CDOs issued by the Company. As of December 31, 2011 and 2010, the Company’s net investment in the securitization trusts, which is the maximum amount of the Company’s investment that is at risk to loss and represents the difference between the carrying amount of the loans and real estate owned held in securitization trusts and the amount of CDOs outstanding, was $7.6 million and $8.9 million, respectively.

Delinquency Status of Our Mortgage Loans Held in Securitization Trusts

As of December 31, 2011, we had 38 delinquent loans with an aggregate principal amount outstanding of approximately $21.0 million categorized as Mortgage Loans Held in Securitization Trusts (net). Of the $21.0 million in delinquent loans, $18.0 million, or 86%, are currently under some form of modified payment plan. The table below shows delinquencies in our portfolio of loans held in securitization trusts, including real estate owned through foreclosure (REO), as of December 31, 2011 (dollar amounts in thousands):

December 31, 2011

Days Late	Number of Delinquent Loans	Total Dollar Amount	% of Loan Portfolio
30-60	2	$517	0.25%
61-90	1	$378	0.18%
90+	35	$20,138	9.61%
Real estate owned through foreclosure	3	$656	0.31%

As of December 31, 2010, we had 46 delinquent loans with an aggregate principal amount outstanding of approximately $25.1 million categorized as Mortgage Loans Held in Securitization Trusts (net). Of the $25.1 million in delinquent loans, $17.8 million, or 71%, are currently under some form of modified payment plan. The table below shows delinquencies in our portfolio of loans held in securitization trusts, including real estate owned through foreclosure (REO), as of December 31, 2010 (dollar amounts in thousands):

December 31, 2010

Days Late	Number of Delinquent Loans	Total Dollar Amount	% of Loan Portfolio
30-60	7	$2,515	1.09%
61-90	4	$4,362	1.89%
90+	35	$18,191	7.90%
Real estate owned through foreclosure	3	$894	0.39%

4.	Variable Interest Entities

The Company has evaluated its real estate debt investments to determine whether they are a VIE. As of December 31, 2011, the Company identified interests in four entities which were determined to be VIEs. Based on management’s analysis, the Company is not the primary beneficiary of three of the identified VIEs since it (i) does not have the power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) does not have the obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. Accordingly, these VIEs are not consolidated into the Company’s financial statements as of December 31, 2011.

The Company’s three identified variable interests in a VIE that are not consolidated are investment securities with a fair value of $41.2 million, which is our maximum exposure to loss. The Company has accounted for these three investment securities as available for sale securities at fair value, with unrealized gains and losses reported in OCI. The investment securities consist of first loss principal only strips from Freddie Mac Multi-Family K-Series CMBS securitizations.

The Company has identified one entity that it has determined that it has a variable interest in a VIE and for which it is the primary beneficiary and has a controlling financial interest. The entity is an investment in a limited liability company that has provided a loan to a borrower that is secured by commercial property. The loan is for $2.5 million and the limited liability company has been consolidated into the Company’s financial statements.

5.	Investment in Limited Partnership

The Company has a non-controlling, unconsolidated limited partnership interest in an entity that is accounted for using the equity method of accounting. Capital contributions, distributions, and profits and losses of the entity are allocated in accordance with the terms of the limited partnership agreement. The Company owns 100% of the equity of the limited partnership, but has no decision-making powers, and therefore does not consolidate the limited partnership. Our maximum exposure to loss in this variable interest entity is $8.5 million and $18.7 million at December 31, 2011 and 2010, respectively. During the third and fourth quarters of 2010, HC invested, in exchange for limited partnership interests, $19.4 million in this limited partnership that was formed for the purpose of acquiring, servicing, selling or otherwise disposing of first-lien residential mortgage loans. The pool of mortgage loans was acquired by the partnership at a significant discount to the loans’ unpaid principal balance.

At December 31, 2011 and 2010, the Company had an investment in this limited partnership of $8.5 million and $18.7 million, respectively. For the years ended December 31, 2011 and 2010, the Company recognized income from the investment in limited partnership of $1.8 million and $0.5 million, respectively. For the years ended December 31, 2011 and 2010, the Company received distributions from the investment in limited partnership of $11.8 million and $1.2 million, respectively.

The balance sheet of the investment in limited partnership at December 31, 2011 and 2010, respectively, is as follows (dollar amounts in thousands):

	December 31,
Assets	2011	2010
Cash	$1,154	$152
Mortgage loans held for sale (net)	6,918	18,072
Other assets	661	478

Total Assets	$8,733	$18,702

Liabilities & Partners’ Equity
Other liabilities	$206	$37
Partners’ equity	8,527	18,665

Total Liabilities & Partners’ Equity	$8,733	$18,702

The statement of operations of the investment in limited partnership for the years ended December 31, 2011 and 2010, respectively, is as follows (dollar amounts in thousands):

	Years ended December 31,
Statement of Operations	2011	2010
Interest income	$1,267	$489
Realized gain	1,107	164

Total Income	2,374	653
Other expenses	(536)	(157)

Net Income	$1,838	$496

During the second quarter of 2011, RBCM invested $5.3 million in a limited liability company that was formed for the purpose of investing in two tranches of securities. For the year ended December 31, 2011, the Company recognized income from the investment in limited liability company of $0.3 million, which was accounted for using the equity method of accounting. For the year ended December 31, 2011, the Company received distributions from the investment in this limited liability company of $0.2 million. The limited liability company was dissolved on December 30, 2011 and the two tranches of securities transferred to the Company at carrying value as directly owned securities accounted for as investment securities available for sale.

6.	Derivative Instruments and Hedging Activities

The Company enters into derivative instruments to manage its interest rate risk exposure. These derivative instruments include interest rate swaps, caps and futures. The Company may also purchase or short TBAs and U.S. Treasury securities, purchase put or call options on U.S. Treasury futures or invest in other types of mortgage derivative securities.

The following table presents the fair value of derivative instruments held in our Agency IO portfolio that were not designated as hedging instruments and their location in the Company’s consolidated balance sheets at December 31, 2011 and 2010, respectively (dollar amounts in thousands):

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	December 31, 2011	December 31, 2010
TBA securities	Derivative assets	$207,891	$—
Options on U.S. Treasury futures	Derivative assets	327	—
U.S. Treasury futures	Derivative liabilities	566	—
Eurodollar futures	Derivative liabilities	1,749	—

The tables below summarize the activity of derivative instruments not designated as hedges for the year ended December 31, 2011 (dollar amounts in thousands). There were no derivative instruments not designated as hedges for the same period in 2010.

	For the Year Ended December 31, 2011
Derivatives Not Designated as Hedging Instruments	Notional Amount as of December 31, 2010	Additions	Settlement, Expiration or Exercise	Notional Amount as of December 31, 2011
TBA securities	$—	$1,017,000	$(815,000)	$202,000
U.S. Treasury futures	—	566,600	(659,400)	(92,800)
Short sales of Eurodollar futures	—	1,938,000	(4,360,000)	(2,422,000)
Options on U.S. Treasury futures	—	795,000	(595,500)	199,500

The TBAs in our Agency IO portfolio are accounted for at fair value with both realized and unrealized gains and losses included in other income (expense) in our consolidated statements of operations. The use of TBAs exposes the Company to market value risk, as the market value of the securities that the Company is required to purchase pursuant to a TBA transaction may decline below the agreed-upon purchase price. Conversely, the market value of the securities that the Company is required to sell pursuant to a TBA transaction may increase above the agreed upon sale price. For the year ended December 31, 2011, we recorded net realized gains of $2.9 million and unrealized gains of $1.4 million. There were no realized or unrealized gains or losses from TBAs for the same period in 2010. At December 31, 2011 our consolidated balance sheet includes TBA-related liabilities of $206.8 million included in payable for securities purchased. Open TBA purchases and sales involving the same counterparty, same underlying deliverable and the same settlement date are reflected in our consolidated financial statements on a net basis.

The Eurodollar futures in our Agency IO portfolio are accounted for at fair value with both realized and unrealized gains and losses included in other income (expense) in our consolidated statements of operations. For the year ended December 31, 2011, we recorded net realized losses of $2.0 million and net unrealized losses of $1.7 million in our Eurodollar futures contracts. The Eurodollar futures consist of 2,422 contracts with expiration dates ranging between March 2012 and September 2014. There were no realized or unrealized gains or losses from Eurodollars for the same period in 2010.

The U.S. Treasury futures and options in our Agency IO portfolio are accounted for at fair value with both realized and unrealized gains and losses included in other income (expense) in our consolidated statements of operations. For the year ended December 31, 2011, we recorded net realized losses of $0.2 million and net unrealized losses of $0.7 million. There were no realized or unrealized gains or losses from U.S. Treasury futures and options for the same period in 2010.

The following table presents the fair value of derivative instruments designated as hedging instruments and their location in the Company’s consolidated balance sheets at December 31, 2011 and 2010, respectively (dollar amounts in thousands):

Derivatives Designated as Hedging Instruments	Balance Sheet Location	December 31, 2011	December 31, 2010
Interest Rate Swaps	Derivative liabilities	$304	$1,087

The following table presents the impact of the Company’s derivative instruments on the Company’s accumulated other comprehensive income (loss) for the years ended December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	Years Ended December 31,
Derivatives Designated as Hedging Instruments	2011	2010
Accumulated other comprehensive income (loss) for derivative instruments:
Balance at beginning of the period	$(1,087)	$(2,904)
Unrealized gain on interest rate caps	—	394
Unrealized gain on interest rate swaps	783	1,423

Balance at end of the period	$(304)	$(1,087)

The Company estimates that over the next 12 months, approximately $0.3 million of the net unrealized losses on the interest rate swaps will be reclassified from accumulated other comprehensive income (loss) into earnings.

The following table details the impact of the Company’s interest rate swaps and interest rate caps included in interest expense for the years ended December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	Years Ended December 31,
	2011	2010
Interest Rate Caps:
Interest expense-investment securities and loans held in securitization trusts	$—	$308
Interest expense-subordinated debentures	—	92
Interest Rate Swaps:
Interest expense-investment securities	893	2,515

The Company’s interest rate swaps are designated as cash flow hedges against the benchmark interest rate risk associated with its short term repurchase agreements. There were no costs incurred at the inception of our interest rate swaps, under which the Company agrees to pay a fixed rate of interest and receive a variable interest rate based on one month LIBOR, on the notional amount of the interest rate swaps. The Company’s interest rate swap notional amounts are based on an amortizing schedule fixed at the start date of the transaction. The Company’s interest rate cap transactions are designated as cash flow hedges against the benchmark interest rate risk associated with the CDOs and the subordinated debentures. The interest rate cap transactions were initiated with an upfront premium that is being amortized over the life of the contract.

The Company documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities, and upon entering into hedging transactions, documents the relationship between the hedging instrument and the hedged liability contemporaneously. The Company assesses, both at inception of a hedge and on an on-going basis, whether or not the hedge is “highly effective” when using the matched term basis.

The Company discontinues hedge accounting on a prospective basis and recognizes changes in the fair value through earnings when: (i) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (ii) it is no longer probable that the forecasted transaction will occur; or (iii) it is determined that designating the derivative as a hedge is no longer appropriate. The Company’s derivative instruments are carried on the Company’s balance sheet at fair value, as assets, if their fair value is positive, or as liabilities, if their fair value is negative. For the Company’s derivative instruments that are designated as “cash flow hedges,” changes in their fair value are recorded in accumulated other comprehensive income (loss), provided that the hedges are effective. A change in fair value for any ineffective amount of the Company’s derivative instruments would be recognized in earnings. The Company has not recognized any change in the value of its existing derivative instruments designated as cash flow hedges through earnings as a result of ineffectiveness of any of its hedges.

The following table presents information about the Company’s interest rate swaps as of December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	December 31, 2011		December 31, 2010
Maturity (1)	Notional Amount	Weighted Average Fixed Pay Interest Rate	Notional Amount	Weighted Average Fixed Pay Interest Rate
Within 30 Days	$14,930	3.02%	$24,080	2.99%
Over 30 days to 3 months	260	2.93	2,110	3.03
Over 3 months to 6 months	380	2.93	2,280	3.03
Over 6 months to 12 months	810	2.93	5,600	3.03
Over 12 months to 24 months	8,380	2.93	16,380	3.01
Over 24 months to 36 months	—		8,380	2.93

Total	$24,760	2.99%	$58,830	3.00%

(1)	The Company enters into scheduled amortizing interest rate swap transactions whereby the Company pays a fixed rate of interest and receives one month LIBOR.

Interest Rate Caps – Interest rate caps were designated by the Company as cash flow hedges against interest rate risk associated with the Company’s CDOs and the subordinated debentures. The interest rate caps associated with the CDOs were amortizing contractual schedules determined at origination. The Company had $0 and $76.0 million of notional interest rate caps outstanding as of December 31, 2011 and 2010, respectively. These interest rate caps were utilized to cap the interest rate on the CDOs at a fixed-rate when one month LIBOR exceeds a predetermined rate. The interest rate caps expired on April 25, 2011.

Interest Rate Swaps, Futures Contracts and TBAs – The use of interest rate swaps “Swaps” exposes the Company to counterparty credit risks in the event of a default by a Swap counterparty. If a counterparty defaults under the applicable Swap agreement, the Company may be unable to collect payments to which it is entitled under its Swap agreements, and may have difficulty collecting the assets it pledged as collateral against such Swaps. The Company currently has in place with all outstanding Swap counterparties bi-lateral margin agreements thereby requiring a party to post collateral to the Company for any valuation deficit. This arrangement is intended to limit the Company’s exposure to losses in the event of a counterparty default.

The Company is required to pledge assets under a bi-lateral margin arrangement, including either cash or Agency RMBS, as collateral for its interest rate swaps, futures contracts and TBAs, whose collateral requirements vary by counterparty and change over time based on the market value, notional amount, and remaining term of the agreement. In the event the Company is unable to meet a margin call under one of its agreements, thereby causing an event of default or triggering an early termination event under one of its agreements, the counterparty to such agreement may have the option to terminate all of such counterparty’s outstanding transactions with the Company. In addition, under this scenario, any close-out amount due to the counterparty upon termination of the counterparty’s transactions would be immediately payable by the Company pursuant to the applicable agreement. The Company believes it was in compliance with all margin requirements under its agreements as of December 31, 2011 and 2010. The Company had $9.1 million and $1.2 million of restricted cash related to margin posted for its agreements as of December 31, 2011 and 2010, respectively. The restricted cash held by third parties is included in receivables and other assets in the accompanying consolidated balance sheets.

7.	Financing Arrangements, Portfolio Investments

The Company has entered into repurchase agreements with third party financial institutions to finance its investment portfolio. The repurchase agreements are short-term borrowings that bear interest rates typically based on a spread to LIBOR, and are secured by the securities which they finance. At December 31, 2011, the Company had repurchase agreements with an outstanding balance of $112.7 million and a weighted average interest rate of 0.71%. As of December 31, 2010, the Company had repurchase agreements with an outstanding balance of $35.6 million and a weighted average interest rate of 0.39%. At December 31, 2011 and 2010, securities pledged by the Company as collateral for repurchase agreements had estimated fair values of $129.9 million and $38.5 million, respectively. All outstanding borrowings under our repurchase agreements mature within 30 days. As of December 31, 2011 and 2010, the average days to maturity for all repurchase agreements is 19 days and 29 days, respectively.

The follow table summarizes outstanding repurchase agreement borrowings secured by portfolio investments as of December 31, 2011 and 2010, respectively (dollar amounts in thousands):

Repurchase Agreements by Counterparty

Counterparty Name	December 31, 2011	December 31, 2010
Cantor Fitzgerald, L.P.	$9,225	$4,990
Credit Suisse First Boston LLC	11,147	12,080
Jefferies & Company, Inc.	18,380	9,476
JPMorgan Chase & Co.	49,226	—
South Street Securities LLC	24,696	9,086

Total Financing Arrangements, Portfolio Investments	$112,674	$35,632

As of December 31, 2011, the outstanding balance under our repurchase agreements was funded at an advance rate of 84% that implies an average haircut of 16%. The weighted average “haircut” related to our repurchase agreement financing for our Agency IOs, CLOs and other Agency RMBS was approximately 25%, 35% and 6%, respectively, for a total weighted average “haircut” of 16%. The amount at risk for Credit Suisse First Boston LLC, South Street Securities LLC, Jefferies & Company, Inc., Cantor Fitzgerald, L.P., and JPMorgan Chase & Co. are $0.9 million, $1.9 million, $0.9 million, $4.2 million and $9.3 million, respectively.

In the event we are unable to obtain sufficient short-term financing through repurchase agreements or otherwise, or our lenders start to require additional collateral, we may have to liquidate our investment securities at a disadvantageous time, which could result in losses. Any losses resulting from the disposition of our investment securities in this manner could have a material adverse effect on our operating results and net profitability.

As of December 31, 2011, the Company had $16.6 million in cash and $48.9 million in unencumbered investment securities to meet additional haircut or market valuation requirements, including $17.0 million of RMBS, of which $13.0 million are Agency RMBS. The $16.6 million of cash and the $17.0 million in RMBS (which, collectively, represents 30% of our financing arrangements, portfolio investments) are liquid and could be monetized to pay down or collateralize the liability immediately. There is also an additional $16.5 million held in overnight deposits in our Agency IO portfolio included in restricted cash that is available to meet margin calls as it relates to our Agency IO portfolio repurchase agreements.

8.	Collateralized Debt Obligations

The Company’s CDOs, which are recorded as liabilities on the Company’s balance sheet, are secured by ARM loans pledged as collateral, which are recorded as assets of the Company. As of December 31, 2011 and 2010, the Company had CDOs outstanding of $199.8 million and $220.0 million, respectively. As of December 31, 2011 and 2010, the current weighted average interest rate on these CDOs was 0.68% and 0.65%, respectively. The CDOs are collateralized by ARM loans with a principal balance of $208.9 million and $229.3 million at December 31, 2011 and 2010, respectively. The Company retained the owner trust certificates, or residual interest for three securitizations, and, as of December 31, 2011 and 2010, had a net investment in the securitizations trusts of $7.6 million and $8.9 million, respectively.

The CDO transactions included amortizing interest rate cap contracts with an aggregate notional amount of $0 and $76.0 million as of December 31, 2011 and 2010, respectively, which were recorded as an asset of the Company. The interest rate caps were carried at fair value and totaled $0 as of December 31, 2011 and 2010. The interest rate caps reduced interest rate exposure on the CDOs. The interest rate caps expired on April 25, 2011.

9.	Subordinated Debentures

The follow table summarizes outstanding repurchase agreement borrowings secured by portfolio investments as of December 31, 2011 and 2010, respectively (dollar amounts in thousands):

	December 31,
	2011	2010
Subordinated debentures	$45,000	$45,000

On September 1, 2005 the Company closed a private placement of $20.0 million of trust preferred securities to Taberna Preferred Funding II, Ltd., a pooled investment vehicle. The securities were issued by NYM Preferred Trust II and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities had a fixed interest rate equal to 8.35% up to and including July 30, 2010, at which point the interest rate was converted to a floating rate equal to three-month LIBOR plus 3.95% until maturity (4.38% at December 31, 2011 and 4.24% at December 31, 2010). The securities mature on October 30, 2035 and may be called at par by the Company any time after October 30, 2010. The preferred stock of NYM Preferred Trust II has been classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet.

On March 15, 2005 the Company closed a private placement of $25.0 million of trust preferred securities to Taberna Preferred Funding I, Ltd., a pooled investment vehicle. The securities were issued by NYM Preferred Trust I and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a floating interest rate equal to three-month LIBOR plus 3.75%, resetting quarterly (4.33% at December 31, 2011 and 4.05% at December 31, 2010). The securities mature on March 15, 2035 and may be called at par by the Company any time after March 15, 2010. The preferred stock of NYM Preferred Trust I has been classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet.

As of March 5, 2012, the Company has not been notified, and is not aware, of any event of default under the covenants for the subordinated debentures.

10.	Convertible Preferred Debentures (Net)

The Company issued $20.0 million in Series A Cumulative Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) that matured on December 31, 2010. The outstanding shares were redeemed by the Company at the $20.00 per share liquidation preference plus accrued dividends on December 31, 2010.

11.	Discontinued Operation

In connection with the sale of our mortgage origination platform assets during the quarter ended March 31, 2007, we classified our mortgage lending segment as a discontinued operation. As a result, we have reported revenues and expenses related to the segment as a discontinued operation for all periods presented in the accompanying consolidated financial statements. Certain assets, such as the deferred tax asset, and certain liabilities, such as subordinated debentures and liabilities related to lease facilities not sold, are part of our ongoing operations and accordingly, we have not included these items as part of the discontinued operation. Assets and liabilities related to the discontinued operation are $4.0 million and $0.5 million, respectively, at December 31, 2011, and $4.0 million and $0.6 million, respectively, at December 31, 2010, and are included in receivables and other assets and accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

Balance Sheet Data

The components of assets related to the discontinued operation as of December 31, 2011 and 2010, respectively, are as follows (dollar amounts in thousands):

	December 31,
	2011	2010
Accounts and accrued interest receivable	$14	$18
Mortgage loans held for sale (net)	3,780	3,808
Prepaid and other assets	249	213

Total assets	$4,043	$4,039

The components of liabilities related to the discontinued operation as of December 31, 2011 and 2010, respectively, are as follows (dollar amounts in thousands):

	December 31,
	2011	2010
Due to loan purchasers	$342	$342
Accrued expenses and other liabilities	147	214

Total liabilities	$489	$556

Statements of Operations Data

The statements of operations of the discontinued operation for the years ended December 31, 2011 and 2010, respectively, are as follows (dollar amounts in thousands):

	For the Year Ended December 31,
	2011	2010
Revenues	$203	$1,403
Expenses	140	268

Income from discontinued operations – net of tax	$63	$1,135

12.	Commitments and Contingencies

Loans Sold to Third Parties – The Company sold its discontinued mortgage lending business in March 2007. In the normal course of business, the Company is obligated to repurchase loans based on violations of representations and warranties in the loan sale agreements. The Company did not repurchase any loans during the years ended December 31, 2011 and 2010. At December 31, 2011, the Company had a reserve of approximately $0.3 million.

Outstanding Litigation – The Company is at times subject to various legal proceedings arising in the ordinary course of business. As of December 31, 2011, the Company does not believe that any of its current legal proceedings, individually or in the aggregate, will have a material adverse effect on its operations, financial condition or cash flows.

Leases – The Company leases its corporate office under a short-term lease agreement expiring in 2013. This lease is accounted for as an operating lease. Total property lease expense amounted to $0.2 million for each of the years ended December 31, 2011 and 2010.

Letters of Credit – The Company maintains a letter of credit in the amount of $0.2 million in lieu of a cash security deposit for its current corporate headquarters, located at 52 Vanderbilt Avenue in New York City, for its landlord, Vanderbilt Associates I, L.L.C, as beneficiary. This letter of credit is secured by cash deposited in a bank account maintained at JP Morgan Chase bank.

As of December 31, 2011, obligations under non-cancelable operating leases that have an initial term of more than one year are as follows (dollar amounts in thousands):

Year Ending December 31,	Total
2012	$198
2013	67

$265

13.	Concentrations of Credit Risk

At December 31, 2011 and 2010, there were geographic concentrations of credit risk exceeding 5% of the total loan balances as follows:

	December 31,
	2011	2010
Mortgage loans held in securitization trusts and real estate owned held in securitization trusts:
New York	37.5%	37.9%
Massachusetts	24.6%	25.0%
New Jersey	9.2%	8.7%
Florida	5.7%	5.6%
Connecticut	5.1%	4.7%

	December 31,
	2011	2010
CMBS investments:
Texas	14.3%	—%
California	9.3%	—%
New York	7.2%	—%
Georgia	6.7%	—%
Washington	6.3%	—%
Florida	5.5%	—%

14.	Fair Value of Financial Instruments

The Company has established and documented processes for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, then fair value is based upon internally developed models that primarily use inputs that are market-based or independently-sourced market parameters, including interest rate yield curves.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following describes the valuation methodologies used for the Company’s financial instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

a.	Investment Securities Available for Sale (RMBS) – Fair value for the RMBS in our portfolio is based on quoted prices provided by dealers who make markets in similar financial instruments. The dealers will incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, collateral type, rate reset period and seasoning or age of the security. If quoted prices for a security are not reasonably available from a dealer, the security will be re-classified as a Level 3 security and, as a result, management will determine the fair value based on characteristics of the security that the Company receives from the issuer and based on available market information. Management reviews all prices used in determining valuation to ensure they represent current market conditions. This review includes surveying similar market transactions, comparisons to interest pricing models as well as offerings of like securities by dealers. The Company’s investment securities that are comprised of RMBS are valued based upon readily observable market parameters and are classified as Level 2 fair values.

b.	Investment Securities Available for Sale (CMBS) – As the Company’s CMBS investments are comprised of securities for which there are not substantially similar securities that trade frequently, the Company classifies these securities as Level 3 fair values. Fair value of the Company’s CMBS investments is based on an internal valuation model that considers expected cash flows from the underlying loans and yields required by market participants.

c.	Investment Securities Available for Sale (CLO) – The fair value of the CLO notes, prior to December 31, 2010, was based on management’s valuation determined using a discounted future cash flows model that management believed would be used by market participants to value similar financial instruments. At each of December 31, 2011 and December 31, 2010, the fair value of the CLO notes was based on quoted prices provided by dealers who make markets in similar financial instruments. The CLO notes were previously classified as Level 3 fair values and were re-classified as Level 2 fair values in the fourth quarter of 2010.

d.	Investment Securities Available for Sale – The fair value of other investment securities available for sale, such as U.S. Treasury securities, are based on quoted prices provided by dealers who make markets in similar financial instruments and are typically classified as Level 2 fair values.

e.	Derivative Instruments - The fair value of interest rate swaps, caps, options, futures and TBAs are based on dealer quotes. The Company’s derivatives are classified as Level 1 and Level 2 fair values.

The following table presents the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2011 and 2010, respectively, on the Company’s consolidated balance sheets (dollar amounts in thousands):

	Measured at Fair Value on a Recurring Basis at December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets carried at fair value:
Investment securities available for sale:
Agency RMBS	$—	$132,457	$—	$132,457
CMBS		—	41,185	41,185
Non-Agency RMBS	—	3,945	—	3,945
CLO	—	22,755	—	22,755
Derivative Assets	—	208,218	—	208,218

Total	$—	$367,375	$41,185	$408,560

Liabilities carried at fair value:
Derivative liabilities:
Interest rate swaps	$—	$304	$—	$304
U.S. Treasury futures	566	—	—	566
Eurodollar futures	1,749	—	—	$1,749

Total	$2,315	$304	$—	$2,619

	Measured at Fair Value on a Recurring Basis at December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets carried at fair value:
Investment securities available for sale:
Agency RMBS	$—	$47,529	$—	$47,529
Non-Agency RMBS	—	8,985	—	8,985
CLO	—	29,526	—	29,526

Total	$—	$86,040	$—	$86,040

Liabilities carried at fair value:
Derivative liabilities (interest rate swaps)	$—	$1,087	$—	$1,087

Total	$—	$1,087	$—	$1,087

The following table details changes in valuation for the Level 3 assets for the years ended December 31, 2011 and 2010, respectively (amounts in thousands):

Investment securities available for sale:

	Years Ended December 31,
	2011	2010
Balance at beginning of period	$—	$17,599
Total gains (realized/unrealized)
Included in earnings (1)	—	2,100
Included in other comprehensive income/(loss)	(1,036)	9,827
Purchases	42,221	—
Transfers out of Level 3 (2)	—	(29,526)

Balance at the end of period	$41,185	$—

(1)–	Amounts included in interest income.
(2)–	The CLOs were re-classified from Level 3 to Level 2 fair values during the fourth quarter of 2010 due to management determining that inputs and assumptions for these assets based upon quoted prices provided by dealers who make markets in similar investments became more observable.

Any changes to the valuation methodology are reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, the Company continues to refine its valuation methodologies. The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of each reporting date, which may include periods of market dislocation, during which time price transparency may be reduced. This condition could cause the Company’s financial instruments to be reclassified from Level 2 to Level 3 in future periods.

The following table presents assets measured at fair value on a non-recurring basis as of December 31, 2011 and 2010, respectively, on the consolidated balance sheets (dollar amounts in thousands):

	Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2011
	Level 1	Level 2	Level 3	Total
Mortgage loans held for investment	$—	$—	$5,118	$5,118
Mortgage loans held for sale – included in discontinued operations (net)	—	—	3,780	3,780
Mortgage loans held in securitization trusts – impaired loans (net)	—	—	6,518	6,518
Real estate owned held in securitization trusts	—	—	454	454

	Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2010
	Level 1	Level 2	Level 3	Total
Mortgage loans held for investment	$—	$—	$7,460	$7,460
Mortgage loans held for sale – included in discontinued operations (net)	—	—	3,808	3,808
Mortgage loans held in securitization trusts – impaired loans (net)	—	—	6,576	6,576
Real estate owned held in securitization trusts	—	—	740	740

The following table presents losses incurred for assets measured at fair value on a non-recurring basis for the years ended December 31, 2011 and 2010, respectively, on the Company’s consolidated statements of operations (dollar amounts in thousands):

	Years Ended December 31,
	2011	2010
Mortgage loans held in securitization trusts – impaired loans (net)	$1,380	$1,560
Real estate owned held in securitization trusts	87	193

Mortgage Loans Held for Investment – The Company’s mortgage loans held for investment are recorded at amortized cost less specific loan loss reserves.

Mortgage Loans Held for Sale (net) – The fair value of mortgage loans held for sale (net) are estimated by the Company based on the price that would be received if the loans were sold as whole loans taking into consideration the aggregated characteristics of the loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed interest rate period, life time cap, periodic cap, underwriting standards, age and credit.

Mortgage Loans Held in Securitization Trusts – Impaired Loans (net) – Impaired mortgage loans held in the securitization trusts are recorded at amortized cost less specific loan loss reserves. Impaired loan value is based on management’s estimate of the net realizable value taking into consideration local market conditions of the distressed property, updated appraisal values of the property and estimated expenses required to remediate the impaired loan.

Real Estate Owned Held in Securitization Trusts – Real estate owned held in the securitization trusts are recorded at net realizable value. Any subsequent adjustment will result in the reduction in carrying value with the corresponding amount charged to earnings. Net realizable value based on an estimate of disposal taking into consideration local market conditions of the distressed property, updated appraisal values of the property and estimated expenses required to sell the property.

The following table presents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2011 and 2010, respectively, (dollar amounts in thousands):

	December 31, 2011		December 31, 2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$16,586	$16,586	$19,375	$19,375
Investment securities available for sale	200,342	200,342	86,040	86,040
Mortgage loans held in securitization trusts (net)	206,920	182,976	228,185	206,560
Derivative assets	208,218	208,218	—	—
Assets related to discontinued operation-mortgage loans held for sale (net)	3,780	3,780	3,808	3,808
Mortgage loans held for investment	5,118	5,118	7,460	7,460
Receivable for securities sold	1,133	1,133	5,653	5,653

Financial Liabilities:
Financing arrangements, portfolio investments	$112,674	$112,674	$35,632	$35,632
Collateralized debt obligations	199,762	171,187	219,993	185,609
Derivative liabilities	2,619	2,619	1,087	1,087
Payable for securities purchased	228,300	228,300	—	—
Subordinated debentures	45,000	26,318	45,000	36,399

In addition to the methodology to determine the fair value of the Company’s financial assets and liabilities reported at fair value on a recurring basis and non-recurring basis, as previously described, the following methods and assumptions were used by the Company in arriving at the fair value of the Company’s other financial instruments in the following table:

a. Cash and cash equivalents – Estimated fair value approximates the carrying value of such assets.

b. Mortgage Loans Held in Securitization Trusts (net) – Mortgage loans held in the securitization trusts are recorded at amortized cost. Fair value is estimated using pricing models and taking into consideration the aggregated characteristics of groups of loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed-rate period, life cap, periodic cap, underwriting standards, age and credit estimated using the estimated market prices for similar types of loans.

c. Receivable for securities sold – Estimated fair value approximates the carrying value of such assets.

d. Financing arrangements, portfolio investments – The fair value of these financing arrangements approximates cost as they are short term in nature and mature in 30 days.

e. Collateralized debt obligations – The fair value of these CDOs is based on discounted cash flows as well as market pricing on comparable obligations.

f. Payable for securities purchased – Estimated fair value approximates the carrying value of such liabilities.

g. Subordinated debentures – The fair value of these subordinated debentures is based on discounted cash flows using management’s estimate for market yields.

15.	Income taxes

A reconciliation of the statutory income tax provision to the effective income tax provision for the years ended December 31, 2011 and 2010, respectively, are as follows (dollar amounts in thousands).

	December 31,
	2011		2010
Provision at statutory rate	$1,857	(35.0)%	$2,382	(35.0)%
Non-taxable REIT income	(1,088)	20.5%	(813)	11.9%
State and local tax provision	239	(4.5)%	414	(6.1)%
True-ups	(1,810)	34.1%	—	—%
Valuation allowance	1,235	(23.3)%	(1,983)	29.2%

Total provision	$433	(8.2)%	$—	—%

The income tax provision for the year ended December 31, 2011 is comprised of the following components (dollar amounts in thousands):

Current income tax expense	$433
Deferred income tax expense	—

Total provision	$433

The income tax provision for the year ended December 31, 2010 is comprised of the following components (dollar amounts in thousands):

Current income tax expense	$83
Deferred income tax expense	(83)

Total provision	$—

The gross deferred tax asset at December 31, 2011 is $27.2 million. The major sources of temporary differences included in the deferred tax assets and their deferred tax effect as of December 31, 2011 are as follows (dollar amounts in thousands):

Deferred tax assets:
Net operating loss carryover	$27,052
GAAP reserves	105

Gross deferred tax asset	27,157
Valuation allowance	(27,157)

Net deferred tax asset	$—

At December 31, 2011, HC had approximately $59 million of net operating loss carryforwards which may be used to offset future taxable income. The carryforwards will expire in 2024 through 2029. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur. The Company determined during 2011 that it had undergone an ownership change within the meaning of IRC section 382 that will limit the net loss carryforwards to be used to offset future taxable income to $660,000 per year. The Company has recorded a full valuation allowance against its deferred tax assets because at this time management does not believe the deferred tax assets will be realized.

The gross deferred tax asset at December 31, 2010 is $26.0 million. The major sources of temporary differences included in the deferred tax assets and their deferred tax effect as of December 31, 2010 are as follows (dollar amounts in thousands):

Deferred tax assets:
Net operating loss carryover	$25,662
GAAP reserves	342

Gross deferred tax asset	26,004
Valuation allowance	(25,921)

Net deferred tax asset	$83

The Company files income tax returns with the U.S. federal government and various state and local jurisdictions. The Company is no longer subject to tax examinations by tax authorities for years prior to 2007. HC is presently undergoing an IRS examination for the taxable years ended December 31, 2010 and 2009.

During the years ended December 31, 2011 and 2010, the Company’s two TRSs recorded approximately $0.3 million and $0, respectively, of income tax expense for income attributable to the subsidiaries. The Company’s estimated taxable income differs from the federal statutory rate as a result of state and local taxes, non-taxable REIT income and a valuation allowance.

16.	Segment Reporting

The Company manages a portfolio comprised of primarily mortgage-related assets which operates as one reporting segment.

17.	Capital Stock and Earnings per Share

The Company had 400,000,000 shares of common stock, par value $0.01 per share, authorized with 13,938,273 and 9,425,442 shares issued and outstanding as of December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Company had 200,000,000 shares of preferred stock, par value $0.01 per share, authorized, with 0 shares issued and outstanding. Of the common stock authorized at December 31, 2011 and 2010, 1,154,992 shares and 1,182,823 shares, respectively, were reserved for issuance under the Company’s 2010 Stock Incentive Plan. The Company issued 4,512,831 and 11,177 shares of common stock during the years ended December 31, 2011 and 2010, respectively. In addition, 0 and 829 shares of common stock were forfeited during the years ended December 31, 2011 and 2010, respectively.

The following table presents cash dividends declared by the Company on its common stock with respect to each of the quarterly periods commencing January 1, 2010 and ended December 31, 2011.

Period	Declaration Date	Record Date	Payment Date	Cash Dividend Per Share
Fourth Quarter 2011	December 15, 2011	December 27, 2011	January 25, 2012	$0.35
Third Quarter 2011	September 20, 2011	September 30, 2011	October 25, 2011	0.25
Second Quarter 2011	May 31, 2011	June 10, 2011	June 27, 2011	0.22
First Quarter 2011	March 18, 2011	March 31, 2011	April 26, 2011	0.18
Fourth Quarter 2010	December 20, 2010	December 30, 2010	January 25, 2011	0.18
Third Quarter 2010	October 4, 2010	October 14, 2010	October 25, 2010	0.18
Second Quarter 2010	June 16, 2010	July 6, 2010	July 26, 2010	0.18
First Quarter 2010	March 16, 2010	April 1, 2010	April 26, 2010	0.25

The following table presents cash dividends declared by the Company on its Series A Preferred Stock from January 1, 2010 through December 31, 2010. The outstanding shares of Series A Preferred Stock were redeemed by the Company on December 31, 2010.

Period	Declaration Date	Record Date	Payment Date	Cash Dividend Per Share
Fourth Quarter 2010	December 20, 2010	December 30, 2010	December 31, 2010	$0.50
Third Quarter 2010	September 29, 2010	September 30, 2010	October 29, 2010	0.50
Second Quarter 2010	June 16, 2010	June 30, 2010	July 30, 2010	0.50
First Quarter 2010	March 16, 2010	March 31, 2010	April 30, 2010	0.63

During 2011, taxable dividends for our common stock were $1.00 per share. For tax reporting purposes, the 2011 taxable dividends were classified as $1.00 per share ordinary income.

During 2010, taxable dividends for our common stock were $0.23 per share. For tax reporting purposes, the 2010 dividends were classified as $0.23 per share ordinary income and $0.81 per share a return of capital.

On June 28, 2011, we entered into an underwriting agreement relating to the offer and sale of 1,500,000 shares of our common stock at a public offering price of $7.50 per share, which shares were issued and proceeds received on July 1, 2011. On July 14, 2011, we issued an additional 225,000 shares of common stock to the underwriter pursuant to their exercise of an over-allotment option. The proceeds from the shares issued pursuant to the over-allotment option were received on July 14, 2011. We received total net proceeds of $11.9 million from the issuance of the 1,725,000 shares.

On December 1, 2011, we entered into an underwriting agreement relating to the offer and sale of 2,400,000 shares of our common stock at a public offering price of $6.90 per share, which shares were issued and proceeds received on December 6, 2011. On December 16, 2011, we issued an additional 360,000 shares of common stock to the underwriter pursuant to their exercise of an over-allotment option. The proceeds from the shares issued pursuant to the over-allotment option were received on December 16, 2011.We received total net proceeds of $17.9 million from the issuance of the 2,760,000 shares.

The Company calculates basic net income per share by dividing net income for the period by weighted-average shares of common stock outstanding for that period. Diluted net income per share takes into account the effect of dilutive instruments, such as convertible preferred stock, stock options and unvested restricted or performance stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

The following table presents the computation of basic and diluted net income per share for the periods indicated (dollar amounts in thousands, except per share amounts):

	For the Years Ended December 31,
	2011	2010
Numerator:
Net income – Basic	$4,776	$6,805
Net income from continuing operations	4,713	5,670
Net income from discontinued operations (net of tax)	63	1,135
Effect of dilutive instruments:
Convertible preferred debentures	—	2,274
Net income – Dilutive	4,776	9,079
Net income from continuing operations	4,713	7,944
Net income from discontinued operations (net of tax)	$63	$1,135
Denominator:
Weighted average basic shares outstanding	10,495	9,422
Effect of dilutive instruments:
Convertible preferred debentures	—	2,500
Weighted average dilutive shares outstanding	10,495	11,922
EPS:
Basic EPS	$0.46	$0.72
Basic EPS from continuing operations	0.45	0.60
Basic EPS from discontinued operations (net of tax)	0.01	0.12
Dilutive EPS	$0.46	$0.72
Dilutive EPS from continuing operations	0.45	0.60
Dilutive EPS from discontinued operations (net of tax)	0.01	0.12

18.	Stock Incentive Plans

In May 2010, the Company’s stockholders approved the Company’s 2010 Stock Incentive Plan (the “2010 Plan”), with such stockholder action resulting in the termination of the Company’s 2005 Stock Incentive Plan (the “2005 Plan”). The terms of the 2010 Plan are substantially the same as the 2005 Plan. However, any outstanding awards under the 2005 Plan will continue in accordance with the terms of the 2005 Plan and any award agreement executed in connection with such outstanding awards. At December 31, 2011 and 2010, there are 14,084 and 28,999 shares of restricted stock outstanding, respectively, under the 2010 and 2005 Plan.

Pursuant to the 2010 Plan, eligible employees, officers and directors of the Company are offered the opportunity to acquire the Company’s common stock through the award of restricted stock and other equity awards under the 2010 Plan. The maximum number of shares that may be issued under the 2010 Plan is 1,190,000. The Company’s directors have been issued 20,924 and 7,177 shares under the 2010 Plan as of December 31, 2011 and 2010, respectively.

During the years ended December 31, 2011 and 2010, the Company recognized non-cash compensation expense of $0.1 million and $0.2 million, respectively. Dividends are paid on all restricted stock issued, whether those shares have vested or not. In general, non-vested restricted stock is forfeited upon the recipient’s termination of employment.

A summary of the activity of the Company’s non-vested restricted stock for the years ended December 31, 2011 and 2010, respectively, are presented below:

	2011		2010
	Number of Non-vested Restricted Shares	Weighted Average Per Share Grant Date Fair Value (1)	Number of Non-vested Restricted Shares	Weighted Average Per Share Grant Date Fair Value (1)
Non-vested shares at January 1	28,999	$5.43	60,665	$5.28
Granted	14,084	7.10	4,000	7.50
Forfeited	—	—	(829)	5.28
Vested	(28,999)	5.43	(34,837)	5.41

Non-vested shares as of December 31	14,084	$7.10	28,999	$5.43

Weighted-average fair value of restricted stock granted during the period	14,084	$7.10	4,000	$7.50

(1)	The grant date fair value of restricted stock awards is based on the closing market price of the Company’s common stock at the grant date.

At December 31, 2011 and 2010, the Company had unrecognized compensation expense of $0.1 million related to the non-vested shares of restricted common stock. The unrecognized compensation expense at December 31, 2011 is expected to be recognized over a weighted average period of 2.17 years. The total fair value of restricted shares vested during each of the years ended December 31, 2011 and 2010 was $0.2 million. The requisite service period is two years.

19.	Quarterly Financial Data (unaudited)

The following table is a comparative breakdown of our unaudited quarterly results for the immediately preceding eight quarters (dollar amounts in thousands, except per share data):

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sep. 30, 2011	Dec. 31, 2011
Interest income	$3,694	$6,482	$7,431	$6,684
Interest expense	1,184	1,181	1,203	1,269

Net interest income	2,510	5,301	6,228	5,415

Other Income (Expense):
Provision for loan losses	(633)	(391)	(435)	(234)
Impairment loss on investment securities	—	—	—	(250)
Income from investment in limited partnership and limited liability company	784	499	479	405
Realized gain (loss) on investment securities and related hedges	2,191	3,283	2,526	(2,260)
Unrealized loss on investment securities and related hedges	(40)	(695)	(8,027)	(895)

Total other income (expense)	2,302	2,696	(5,457)	(3,234)

General, administrative and other expenses	2,293	3,454	717	1,859

Termination of management contract	—	—	—	2,195

Income (loss) from continuing operations before income taxes	2,519	4,543	54	(1,873)
Income tax expense	—	363	56	14

Income (loss) from continuing operations	2,519	4,180	(2)	(1,887)
Income (loss) from discontinued operation—net of tax	(5)	9	19	40

Net income (loss)	2,514	4,189	17	(1,847)
Net income attributable to noncontrolling interest	—	20	32	45

Net income (loss) attributable to common stockholders	$2,514	$4,169	$(15)	$(1,892)

Per share basic income (loss)	$0.27	$0.44	$—	$(0.16)

Per share diluted income (loss)	$0.27	$0.44	$—	$(0.16)

Dividends declared per common share	$0.18	$0.22	$0.25	$0.35

Weighted average shares outstanding-basic	9,433	9,447	11,146	11,919

Weighted average shares outstanding-diluted	9,433	9,447	11,146	11,919

	Three Months Ended
	Mar. 31, 2010	Jun. 30, 2010	Sep. 30, 2010	Dec. 31, 2010
Interest income	$6,221	$5,185	$4,536	$3,957
Interest expense	2,813	2,495	2,311	1,992

Net interest income	3,408	2,690	2,225	1,965

Other Income:
Provision for loan losses	(2)	(600)	(734)	(894)
Income from investment in limited partnership	—	—	150	346
Realized gain on investment securities and related hedges	807	1,291	1,860	1,404
Impairment loss on investment securities	—	—	—	(296)

Total other income	805	691	1,276	560

General, administrative and other expenses	1,856	2,107	2,222	1,765

Income from continuing operations	2,357	1,274	1,279	760

Income from discontinued operation - net of tax	311	268	298	258

Net income	$2,668	$1,542	$1,577	$1,018

Per share basic income	$0.28	$0.16	$0.17	$0.11

Per share diluted income	$0.28	$0.16	$0.17	$0.11

Dividends declared per common share	$0.25	$0.18	$—	$0.36

Weighted average shares outstanding-basic	9,418	9,419	9,425	9,425

Weighted average shares outstanding-diluted	11,918	11,919	9,425	9,425

20.	Related Party Transactions

Termination of Advisory Agreement

On January 18, 2008, the Company entered into an advisory agreement (the “Prior Advisory Agreement”) with Harvest Capital Strategies LLC (“HCS”) (formerly known as JMP Asset Management LLC), pursuant to which HCS was responsible for implementing and managing the Company’s investments in certain real estate-related and financial assets. The Company entered into the Prior Advisory Agreement concurrent and in connection with its private placement of Series A Preferred Stock to JMP Group Inc. and certain of its affiliates. HCS is a wholly-owned subsidiary of JMP Group Inc. As of December 31, 2011, HCS and JMP Group Inc. collectively beneficially owned approximately 10.3% of the Company’s common stock. In addition, until its redemption on December 31, 2010, HCS and JMP Group Inc. collectively beneficially owned 100% of the Company’s Series A Preferred Stock. The Company’s Series A Preferred Stock matured on December 31, 2010, at which time it redeemed all the outstanding shares at the $20.00 per share liquidation preference plus accrued dividends of $0.5 million.

Pursuant to the Prior Advisory Agreement, HCS managed investments made by HC and NYMF (other than certain RMBS that are held in these entities for regulatory compliance purposes) as well as any additional subsidiaries that were acquired or formed to hold investments made on the Company’s behalf by HCS. The Company sometimes refers to these subsidiaries in its periodic reports filed with the Securities and Exchange Commission as the “Managed Subsidiaries.” The Prior Advisory Agreement provided for the payment to HCS of a base advisory fee that was equal to 1.50% per annum of the “equity capital” (as defined in the advisory agreement) of the Managed Subsidiaries; and an incentive fee upon the Managed Subsidiaries achieving certain investment hurdles. HCS was also eligible to earn an incentive fee on the managed assets. Pursuant to the Prior Advisory Agreement, HCS was entitled to an incentive fee equal to 25% of the GAAP net income of the Managed Subsidiaries attributable to the investments that are managed by HCS that exceed a hurdle rate equal to the greater of (a) 8.00% and (b) 2.00% plus the ten year treasury rate for such fiscal year. The incentive fee is payable by us to HCS in cash, quarterly in arrears; provided, however, that a portion of the incentive compensation may be paid in shares of our common stock. The Prior Advisory Agreement was terminated effective July 26, 2010 upon execution and effectiveness of an amended and restated advisory agreement among the Company, HC, NYMF and HCS (the “HCS Advisory Agreement”).

Pursuant to the HCS Advisory Agreement, HCS provided investment advisory services to the Company and managed on the Company’s behalf “new program assets” acquired after the date of the HCS Advisory Agreement. The terms for new program assets, including the compensation payable thereunder to HCS by the Company, was to be negotiated on a transaction-by-transaction basis. For those new program assets identified as “Managed Assets”, HCS was (A) entitled to receive a quarterly base advisory fee (payable in arrears) in an amount equal to the product of (i) one-fourth of the amortized cost of the Managed Assets as of the end of the quarter, and (ii) 2%, and (B) eligible to earn incentive compensation on the Managed Assets for each fiscal year during the term of the Agreement in an amount (not less than zero) equal to 35% of the GAAP net income attributable to the Managed Assets for the full fiscal year (including paid interest and realized gains), after giving effect to all direct expenses related to the Managed Assets, including but not limited to, the annual consulting fee (described below) and base advisory fees, that exceeds a hurdle rate of 13% based on the average equity of the Company invested in Managed Assets during that particular year. For those new program assets identified as Scheduled Assets, HCS received compensation, which may include base advisory and incentive compensation, agreed upon between the Company and HCS and set forth in a term sheet or other documentation related to the transaction. Under the terms of the HCS Advisory Agreement, HCS is eligible to earn incentive compensation on those assets held by the Company as of the effective date of the HCS Advisory Agreement that are deemed to be managed assets under the Prior Advisory Agreement. Incentive compensation for these “legacy assets” is calculated in the manner prescribed in the Prior Advisory Agreement. Lastly, during the term of the HCS Advisory Agreement, the Company was required to pay HCS an annual consulting fee equal to $1 million, subject to reduction under certain circumstances, payable on a quarterly basis in arrears, for consulting and support services. The HCS Advisory Agreement had an initial term that was to expire on June 30, 2012, subject to automatic annual one-year renewals thereafter. Under the terms of the HCS Advisory Agreement, the Company has the right to terminate or not renew the HCS Advisory Agreement, subject to certain conditions and subject to paying a termination fee equal to the product of (A) 1.5 and (B) the sum of (i) the average annual base advisory fee earned by HCS during the 24-month period preceding the effective termination date, and (ii) the annual consulting fee.

For the years ended December 31, 2011 and 2010, HCS earned aggregate base advisory and consulting fees of approximately $1.1 million and $0.9 million, respectively, and an incentive fee of approximately $1.7 and $2.0 million, respectively. As of December 30, 2011 and 2010, approximately $34.1 million and $48.2 million, respectively, of the Company’s assets were managed pursuant to the HCS Advisory Agreement. As of December 31, 2011 and 2010, the Company had a management fee payable totaling $0.8 million and $0.7 million, respectively, included in accrued expenses and other liabilities.

On December 30, 2011, the Company and HCS agreed to terminate the HCS Advisory Agreement effective on December 31, 2011, with HCS agreeing to waive the 180-day advance notice requirement provided in the HCS Advisory Agreement. In addition, the Company and HCS agreed that, in consideration of the termination of the HCS Advisory Agreement, the Company will pay to HCS a termination fee equal to $2,235,000 (the “Agreed Fee”), which fee is the sum of (a) the termination fee provided in the HCS Advisory Agreement and (b) $500,000, which represents the fees that otherwise would have been payable through the end of the term of the HCS Advisory Agreement. The Agreed Fee will be paid to HCS by the Company in three separate installments with the first installment of $1,735,000 paid on December 30, 2011, and the final two installments of $250,000 payable on March 31, 2012 and on the date the transitional consulting services referred to below are terminated by the Company.

In connection with the payment of the Agreed Fee, HCS has agreed to provide certain transitional consulting services at the request of the Company until the earlier of (i) the day immediately prior to the Company’s annual stockholders’ meeting in May or June 2012 or (ii) a majority vote of the independent directors of the Company to terminate such transitional consulting services. As part of the transitional consulting services to be provided by HCS, James J. Fowler, a portfolio manager for HCS and a managing director of JMP Group Inc. and the current Chairman of the Company’s Board of Directors, has agreed to continue to serve as a director and Chairman of the Company’s Board of Directors until the earlier of (a) the Company’s 2012 annual stockholders’ meeting, (b) his successor is duly qualified and appointed by the Company’s Board of Directors or (c) he determines that his resignation is legally or for regulatory reasons advisable or appropriate under the circumstances.

Pursuant to the terms of the HCS Advisory Agreement, following the termination date of December 31, 2011, the Company will continue to pay incentive compensation to HCS with respect to all assets of the Company that were, as of the effective termination date, managed pursuant to the HCS Advisory Agreement (the “Incentive Tail Assets”) until such time as such Incentive Tail Assets are disposed of by the Company or mature. The Company expensed $2,195,000 in 2011 relating to the termination of the HCS Advisory Agreement.

On April 5, 2011, RBCM entered into a management agreement with RiverBanc LLC (“RiverBanc”), pursuant to which RiverBanc provides investment management services to RBCM. At December 31, 2011, HCS owned a 28% equity interest in RiverBanc and, accordingly, may receive a portion of the fees paid to RiverBanc by RBCM. Under the terms of RiverBanc’s operating agreement, we may acquire up to 17.5% of the limited liability company interests of RiverBanc, upon satisfying certain funding thresholds. As of December 31, 2011, we owned none of the outstanding limited liability company interests of RiverBanc. On January 4, 2012, we acquired 7.5% of the outstanding limited liability company interests of RiverBanc. For the year ended December 31, 2011, RBCM paid approximately $68,000 in fees to RiverBanc.

JMP and its affiliates have, at times, co-invested with the Company and/or made debt or equity investments in investees they introduced to the Company.

Accounting Outsourcing Agreement

The Company entered into an outsourcing agreement with Real Estate Systems Implementation Group, LLC (“RESIG”) effective May 1, 2010, pursuant to which RESIG, among other things, (a) performs day-to-day accounting services for the Company and (b) effective October 4, 2010, provided a Chief Financial Officer to the Company. During the years ended December 31 2011 and 2010, respectively, RESIG earned $0.6 million and $0.2 million in fees.

21.	Subsequent Event

On March 9, 2012, we entered into a First Amendment (the “Midway Amendment”) to Investment Management Agreement (as amended, the “Midway Management Agreement”) with Midway pursuant to which we amended the manner in which the incentive fee payable to Midway under the Midway Management Agreement shall be calculated and provide for the payment of equity compensation to Midway. Specifically, the Midway Amendment (i) raises the “high water mark” to 11%, (ii) reduces the incentive fee to 35% of the dollar amount by which adjusted net income (as defined in the Midway Management Agreement) exceeds the hurdle rate, (iii) reduces the hurdle rate to an annual 12.5% rate of return on invested capital, (iv) provides that the incentive fee will be calculated on a rolling 12-month basis, (v) amends the definition of adjusted net income, (vi) provides that, upon mutual agreement of the parties, a portion of each incentive fee payable to Midway under the Midway Management Agreement may be paid in shares of our common stock, and (vii) provides for the grant, on or about the date of the Midway Amendment, of 213,980 shares of restricted stock to Midway that will vest annually in one-third increments beginning on December 31, 2012. Pursuant to the Midway Amendment, which became effective as of January 1, 2012, the initial term of the Midway Management Agreement will now expire on December 31, 2013.

Exhibits. The exhibits required by Item 601 of Regulation S-K are listed below. Management contracts or compensatory plans are filed as Exhibits 10.3, 10.7, 10.8, 10.10, 10.11 and 10.12.

Exhibit	Description

3.1	Articles of Amendment and Restatement of New York Mortgage Trust, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-111668), effective June 23, 2004).

3.1(b)	Articles of Amendment of the Registrant (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2007).

3.1(c)	Articles of Amendment of the Registrant (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2007).

3.1(d)	Articles of Amendment of the Registrant (Incorporated by reference to Exhibit 3.1(d) to the Company’s Current Report on Form 8-K filed on May 16, 2008).

3.1(e)	Articles of Amendment of the Registrant (Incorporated by reference to Exhibit 3.1(e) to the Company’s Current Report on Form 8-K filed on May 16, 2008).

3.1(f)	Articles of Amendment of the Registrant (Incorporated by reference to Exhibit 3.1(f) to the Company’s Current Report on Form 8-K filed on June 15, 2009).

3.2	Bylaws of New York Mortgage Trust, Inc., as amended (Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2011).

4.1	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-111668), effective June 23, 2004).

4.2(a)	Junior Subordinated Indenture between The New York Mortgage Company, LLC and JPMorgan Chase Bank, National Association, as trustee, dated December 1, 2005. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 6, 2005).

4.2(b)	Amended and Restated Trust Agreement among The New York Mortgage Company, LLC, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and the Administrative Trustees named therein, dated December 1, 2005. (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 6, 2005).

4.3(a)	Articles Supplementary Establishing and Fixing the Rights and Preferences of Series A Cumulative Redeemable Convertible Preferred Stock of the Company (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 25, 2008).

4.3(b)	Form of Series A Cumulative Redeemable Convertible Preferred Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 25, 2008).

10.1	Parent Guarantee Agreement between New York Mortgage Trust, Inc. and JPMorgan Chase Bank, National Association, as guarantee trustee, dated December 1, 2005. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 6, 2005).

10.2	Purchase Agreement among The New York Mortgage Company, LLC, New York Mortgage Trust, Inc., NYM Preferred Trust II and Taberna Preferred Funding II, Ltd., dated December 1, 2005. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 6, 2005).

10.3	New York Mortgage Trust, Inc. 2005 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-3/A (File No. 333-127400) as filed with the Securities and Exchange Commission on December 9, 2005).

10.4	Stock Purchase Agreement, by and among New York Mortgage Trust, Inc. and the Investors listed on Schedule I thereto, dated as of November 30, 2007 (Incorporated by reference to Exhibit 10.1(a) to the Company’s Current Report on Form 8-K filed on January 25, 2008).

10.5	Registration Rights Agreement, by and among New York Mortgage Trust, Inc. and the Investors listed on Schedule I to the Stock Purchase Agreement, dated as of January 18, 2008 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 25, 2008).

10.6	Advisory Agreement, by and among New York Mortgage Trust, Inc., Hypotheca Capital, LLC, New York Mortgage Funding, LLC and JMP Asset Management LLC, dated as of January 18, 2008 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 25, 2008).

10.7	Separation Agreement and General Release, by and between New York Mortgage Trust, Inc. and David A. Akre, dated as of February 3, 2009 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 4, 2009).

10.8	Amended and Restated Employment Agreement, by and between New York Mortgage Trust, Inc. and Steven R. Mumma, dated as of February 11, 2009 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2009).

10.9	Form of Registration Rights Agreement, by and among New York Mortgage Trust, Inc. and the Investors listed on Schedule A thereto, dated as of February 14, 2008 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 19, 2008).

10.10	Form of Restricted Stock Award Agreement for Officers (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 14, 2009.)

10.11	Form of Restricted Stock Award Agreement for Officers (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 14, 2009.)

10.12	New York Mortgage Trust, Inc. 2010 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 17, 2010).

10.13	Amended and Restated Advisory Agreement by and among New York Mortgage Trust, Inc., Hypotheca Capital, LLC, New York Mortgage Funding, LLC and Harvest Capital Strategies, LLC, dated as of July 26, 2010 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 28, 2010).

10.14	Amended and Restated Employment Agreement, by and between New York Mortgage Trust, Inc. and Steven R. Mumma dated as of November 22, 2011 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 23, 2011).

10.15	Investment Management Agreement, by and between New York Mortgage Trust, Inc. and The Midway Group, LP dated as of February 11, 2011 (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 5, 2011).

10.16	Management Agreement, by and between RB Commercial Mortgage LLC and RiverBanc LLC, dated as of April 5, 2011 (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 5, 2011).

10.17	Notice of Termination and Letter Agreement, by and among New York Mortgage Trust, Inc., Hypotheca Capital, LLC, New York Mortgage Funding, LLC and Harvest Capital Strategies LLC, dated as of December 30, 2011 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 30, 2011).

10.18	Underwriting Agreement among New York Mortgage Trust, Inc. and the several underwriters listed therein, dated as of December 1, 2011 (Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on December 2, 2011).

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).*

31.1	Section 302 Certification of Chief Executive Officer.*

31.2	Section 302 Certification of Chief Financial Officer.*

32.1	Section 906 Certification of Chief Executive Officer and Chief Financial Officer.*

Exhibit 101.INS XBRL	Instance Document ***

Exhibit 101.SCH XBRL	Taxonomy Extension Schema Document ***

Exhibit 101.CAL XBRL	Taxonomy Extension Calculation Linkbase Document ***

Exhibit 101.DEF XBRL	Taxonomy Extension Definition Linkbase Document ***

Exhibit 101.LAB XBRL	Taxonomy Extension Label Linkbase Document ***

Exhibit 101.PRE XBRL	Taxonomy Extension Presentation Linkbase Document ***

*	Filed herewith.
**	Furnished herewith. Such certification shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
***	Submitted electronically herewith. Attached as Exhibit 101 to this report are the following documents formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets at December 31, 2011 and 2010; (ii) Consolidated Statements of Operations for the years ended December 31, 2011 and 2010; (iii) Consolidated Statements of Comprehensive Income for the years ended December 31, 2011 and 2010; (iv) Consolidated Statements of Equity for the years ended December 31, 2011 and 2010; (v) Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010; and (vi) Notes to Consolidated Financial Statements. Users of this data are advised pursuant to Rule 406T of Regulation S-T that this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, and otherwise is not subject to liability under these sections.

Exhibit 21.1

List of Significant Subsidiaries

Name	State of Incorporation	Names under which it does Business
Hypotheca Capital, LLC (formerly known as The New York Mortgage Company, LLC)	New York	n/a
New York Mortgage Trust 2005-1	Delaware	n/a
New York Mortgage Trust 2005-2	Delaware	n/a
New York Mortgage Trust 2005-3	Delaware	n/a
New York Mortgage Funding, LLC	Delaware	n/a
RB Commercial Mortgage LLC	Delaware	n/a
NYMT-Midway LLC	Delaware	n/a

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2012, with respect to the consolidated financial statements included in the Annual Report of New York Mortgage Trust, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in New York Mortgage Trust Inc.’s Registration Statements (Forms S-3 No. 333-162654 effective December 11, 2009 and No. 333-150088 effective April 18, 2008) and Registration Statements (Forms S-8 No. 333-167609 effective June 17, 2010 and No. 333-137987 effective October 13, 2006).

/s/ Grant Thornton LLP

New York, New York

March 12, 2012

Exhibit 31.1

CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002

I, Steven R. Mumma, certify that:

1. I have reviewed this annual report on Form 10-K for the year ended December 31, 2011 of New York Mortgage Trust, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 12, 2012
/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002

I, Fredric S. Starker, certify that:

1. I have reviewed this annual report on Form 10-K for the year ended December 31, 2011 of New York Mortgage Trust, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 12, 2012
/s/ Fredric S. Starker
Fredric S. Starker
Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of New York Mortgage Trust, Inc., (the “Company”) on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Date: March 12, 2012
/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President (Principal Executive Officer)

Date: March 12, 2012
/s/ Fredric S. Starker
Fredric S. Starker
Chief Financial Officer (Principal Financial and Accounting Officer)